Exhibit 16.1

June 10, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Latch, Inc. (formerly known as TS Innovation Acquisitions Corp.) included under Item 4.01 of its Form 8-K dated June 4, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 7, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York